UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 16, 2012

PROSPECT GLOBAL RESOURCES INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54438	26-3024783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1621 18th Street
Suite 260
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 634-2239

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Scott Reiman resigned from the Company’s board of directors on March 16, 2012.  Mr. Reiman’s resignation is not due to any disagreement with the Company on any matter related to the Company’s operations, policies or practices.  Mr. Reiman and his affiliates, including Hexagon LLC, continue to hold 3,868,775 shares of the Company’s common stock and warrants to purchase 6,735,295 common shares. The Company thanks Mr. Reiman for his invaluable services and contribution to the Company.

On March 20, 2012 the Company’s board of directors appointed Conway J. Schatz to the board of directors effective April 1, 2012.

Mr. Schatz currently serves as vice-president of Hexagon, LLC, a Denver-based private equity firm, overseeing energy and real estate investing. Mr. Reiman is president and chief executive officer of Hexagon.  Mr. Schatz joined Hexagon in 1998. Prior to 1998, Mr. Schatz worked in the business advisory / audit division of Arthur Andersen, LLP, with client industries such as oil and gas, light manufacturing, financial services, real estate, cable and technology. Mr. Schatz also serves as a director to a Colorado based real estate operating company, and a European real estate fund. He was a director and audit committee chair of Recovery Energy, Inc. (RECV), a publicly traded oil and gas company, from June 2010 until January 2012.  Mr. Schatz became a certified public accountant in 1996, licensed in the state of Colorado. Mr. Schatz received dual bachelor of science degrees in finance and accounting from Minnesota State University, an M.B.A. (2001) and an executive M.S. in real estate development and construction management (2010) from the University of Denver.

Mr. Schatz will receive annual cash compensation for serving on the board of directors of $25,000, payable quarterly commencing July 31, 2012.

The board also created an audit committee effective April 1, 2012.  Devon Archer, Marc Holtzman and Conway Schatz were appointed to the audit committee with Mr. Archer serving as chair.  Mr. Schatz was also appointed to the finance and operations committee.

Item 5.03.              Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On March 20, 2012 the Company’s board of directors resolved to change the Company’s fiscal year end from December 31 to March 31, commencing with the 12 month period ending March 31, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPECT GLOBAL RESOURCES INC.

	By:	/s/ Wayne Rich
Date: March 21, 2012		Chief Financial Officer